Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Forms S-3 (Nos. 333-180533 and 333-187363) and Forms S-8 (Nos. 333-170211, 333-179810, 333-186065, 333-193437) of our reports dated March 14, 2014, with respect to the consolidated financial statements of Pacific Biosciences of California, Inc. and the effectiveness of internal control over financial reporting of Pacific Biosciences of California, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2013.

 /s/ Ernst & Young LLP

Redwood City, California

March 14, 2014